Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262596

PROSPECTUS SUPPLEMENT NO. 6

(To the Prospectus dated May 13, 2022)

Up to 230,923,357 Shares of Common Stock

Up to 14,891,667 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 9,466,973 Warrants to Purchase Common Stock

This prospectus supplement supplements the prospectus, dated May 13, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-262596). This prospectus supplement is being filed to update and supplement the information in the Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 12, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 14,891,667 shares of our common stock, par value $0.0001 per share (the “common stock”), which consists of (i) up to 6,266,667 shares of common stock issuable upon the exercise of warrants (the “Private Placement Warrants”) originally issued in a private placement to XPDI Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and certain funds and accounts managed by subsidiaries of BlackRock, Inc. in connection with the initial public offering of Power & Digital Infrastructure Acquisition Corp. (“XPDI”) and (ii) up to 8,625,000 shares of common stock issuable upon the exercise of warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of XPDI.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 230,923,357 shares of common stock consisting of (a) up to 8,625,000 Founder Shares issued at approximately $0.003 per share in a private placement in connection with the initial public offering of XPDI, (b) up to 6,266,667 shares of common stock issuable upon exercise of the Private Placement Warrants, which Private Placement Warrants were originally purchased at a price of $1.50 per Private Placement Warrant, (c) up to 135,138,675 shares of common stock (including shares issuable upon the exercise of convertible securities) held by certain affiliates of our company (including (1) 87,344,633 shares of common stock issued pursuant to the merger agreement (as defined below) in connection with the Business Combination (as defined below) as merger consideration at an acquiror share value of $10.00 per share, (2) 3,200,306 shares of common stock issuable upon the exercise of Core assumed warrants, which Core assumed warrants have an exercise price of $0.84 per share after giving effect to the Business Combination, (3) 24,962,264 shares of common stock issuable upon the settlement of restricted stock units, which were assumed by Core and converted into restricted stock units for Core common stock in connection with the Business Combination based on an acquiror share value of $10.00 per share, (4) 811,917 shares of common stock underlying restricted stock awards, which were assumed by Core and converted into restricted stock awards for Core common stock in connection with the Business Combination based on an acquiror share value of $10.00 per share, and (5) 18,819,555 shares of common stock issuable upon the exercise of stock options, which have a weighted average exercise price of $9.41 per share), (d) up to 80,893,015 shares of common stock issuable upon conversion of certain Convertible Notes, which were initially issued by Legacy Core (as defined below) in an aggregate principal amount of $514.8 million and are convertible into Core common stock at $8.00 per share, and (ii) up to 9,466,973 warrants to purchase common stock consisting of (a) up to 6,266,667 Private Placement Warrants, which were originally issued at a price of $1.50 per Private Placement Warrant, and (b) up to 3,200,306 warrants initially issued by Legacy Core held by certain affiliates of our company, which Core assumed warrants have an exercise price of $0.84 per share after giving effect to the Business Combination.

Our common stock and Public Warrants are listed on the Nasdaq Global Select Market under the symbols “CORZ” and “CORZW,” respectively. On October 12, 2022, the last reported sales price of our Common Stock was $1.29 per share and the last reported sales price of our Public Warrants was $0.29 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 7 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated October 12, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2022

Core Scientific, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40046	86-1243837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Barton Springs Road, Suite 300 Austin, Texas	78704
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 402-5233

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CORZ	The Nasdaq Global Select Market
Warrants, exercisable for shares of common stock	CORZW	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events

As previously disclosed, one of Core Scientific, Inc.’s (the “Company”) largest customers, Celsius Mining LLC (“Celsius”), along with its parent company and certain affiliates, filed for voluntary relief under chapter 11 of the United States Bankruptcy Code in July 2022. On September 28, 2022, Celsius filed a motion in the chapter 11 case alleging that the Company is violating the automatic stay with respect to the Master Services Agreement between Celsius and the Company (the “Agreement”). Celsius is also using its chapter 11 proceeding to withhold payment of certain charges billed to Celsius pursuant to the Agreement. The Company strongly disagrees with the allegations made in the Celsius motion and the interpretation of the Agreement espoused therein and is vigorously defending its interests, including seeking resolution from the bankruptcy court and payment of any outstanding amounts owed under the Agreement (subject to applicable bankruptcy law in the Celsius chapter 11 case) as soon as practical. There can be no guarantee that the bankruptcy court will rule in the Company’s favor in a timely manner or that Celsius will honor the terms of the Agreement. An adverse or untimely ruling by the bankruptcy court that provides Celsius the benefits of the Company’s hosting services without Celsius fully paying the costs of such services would have a material effect on the Company’s business, financial condition, results of operations and cash flows. As noted above, the Company intends to vigorously defend its interests and the Company’s board of directors has approved the retention of legal and other advisors to assist the Company with respect to the Celsius matter and current difficult market conditions.

Please see the sections entitled “Risk Factors” in our periodic reports and other documents filed with the U.S. Securities and Exchange Commission for more information on the risks related to our Company and ownership of our securities, including the risk factors entitled “Our revenue comes from a small number of customers, and the insolvency of, loss of, or significant decrease in business from, a number of these customers or our failure to continually attract new customers could have a material adverse effect on our business, financial condition and results of operations” and “A slowdown in the demand for blockchain technology or blockchain hosting resources and other market and economic conditions could have a material adverse effect on our business, financial condition and results of operations.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Current Report on Form 8-K (the “Form 8-K”) may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our and our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this Form 8-K may include, for example, statements about our ability to:

•	successfully defend litigation, including matters in the Celsius chapter 11 proceedings;

•	meet future liquidity requirements and comply with restrictive covenants related to indebtedness;

•	effectively respond to general economic and business conditions, including the price of bitcoin;

•	maintain the listing on, or to prevent the delisting of our securities from, Nasdaq or another national securities exchange;

•	obtain additional capital, whether equity or debt;

•	enhance future operating and financial results;

•	successfully execute expansion plans;

•	attract and retain employees, officers or directors;

•	anticipate rapid changes in laws, regulations and technology;

•	execute its business strategy, including enhancement of the profitability of services provided;

•	realize the benefits expected from the acquisition of Blockcap, including any related synergies;

•	anticipate the uncertainties inherent in the development of new business strategies;

•	anticipate the impact of the COVID-19 pandemic, including variant strains of COVID-19, and its effect on business and financial conditions;

•	manage risks associated with operational changes in response to the COVID-19 pandemic, including the emergence of variant strains of COVID-19;

•	increase brand awareness;

•	upgrade and maintain effective business controls and information technology systems;

•	acquire and protect intellectual property;

•	comply with laws and regulations applicable to its business, including tax laws and laws and regulations related to data privacy and the protection of the environment;

•	stay abreast of modified or new laws and regulations applicable to its business or withstand the impact of any new laws and regulations related to its industry;

•	anticipate the impact of, and response to, new accounting standards;

•	anticipate the significance and timing of contractual obligations;

•	maintain key strategic relationships with partners and distributors;

•	respond to uncertainties associated with product and service development and market acceptance; and

•	anticipate the impact of changes in U.S. federal income tax laws, including the impact on deferred tax assets.

These forward-looking statements are based on information available as of the date of this Form 8-K, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should read this Form 8-K with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this Form 8-K and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Core Scientific, Inc.
Dated: October 12, 2022

	By:	/s/ Todd M. DuChene
	Name:	Todd M. DuChene
	Title:	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary